United States securities and exchange commission logo





                     May 18, 2022

       Gerald Kozel
       Chief Accounting Officer
       MultiPlan Corp
       115 Fifth Avenue
       New York, NY 10003

                                                        Re: MultiPlan Corp
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-39228

       Dear Mr. Kozel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services